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                           CALIFORNIA MICROWAVE, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                                   EXHIBIT 11

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
                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                  DECEMBER 31,                  DECEMBER 31,
                                           --------------------------    --------------------------
                                              1994           1993           1994           1993
                                           -----------    -----------    -----------    -----------
PRIMARY
Net income, as reported..................  $ 4,493,000    $ 3,529,000    $ 8,496,000    $ 6,845,000
                                            ==========     ==========     ==========     ==========
Average shares outstanding...............   12,226,000     11,914,000     12,173,000     11,843,000
Add: common equivalents of Company's
  stock options using treasury stock
  method.................................      646,000        572,000        552,000        572,000
Add: Contingent shares based upon
  Microwave Radio Corporation earnings
  exceeding target levels................           --        110,000             --        108,000
                                           -----------    -----------    -----------    -----------
          Average shares and
            equivalents..................   12,872,000     12,596,000     12,725,000     12,523,000
                                            ==========     ==========     ==========     ==========
          Net income per share...........        $0.35          $0.28          $0.67          $0.55
                                                 -----          -----          -----          -----
                                                 -----          -----          -----          -----

FULLY DILUTED
Net income, as reported..................  $ 4,493,000    $ 3,529,000    $ 8,496,000    $ 6,845,000
Add back interest charges, net of
  taxes..................................      554,000        170,000      1,124,000        170,000
                                           -----------    -----------    -----------    -----------
          Net income, for fully
            diluted......................  $ 5,047,000    $ 3,699,000    $ 9,620,000    $ 7,015,000
                                            ==========     ==========     ==========     ==========
Average shares and
  equivalents -- primary.................   12,872,000     12,596,000     12,725,000     12,523,000
Add: additional common stock equivalents
  of Company's stock options.............      156,000             --        110,000          9,000
Add: shares to be issued at conversion of
  Convertible Debentures.................    2,222,000        607,000      2,258,000        304,000
                                           -----------    -----------    -----------    -----------
          Total shares for fully
            diluted......................   15,250,000     13,203,000     15,093,000     12,836,000
                                            ==========     ==========     ==========     ==========
          Net income per share...........        $0.33          $0.28          $0.64          $0.55
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